Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 27, 2019, with respect to the financial statements and supplemental schedule included in the Annual Report of The Profit Sharing Plan of Quest Diagnostics Incorporated on Form 11-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statement of Quest Diagnostics Incorporated on Form S-8 (File No. 333-157447, effective March 1, 2016).

/s/ Grant Thornton LLP
Hartford, Connecticut
June 27, 2019